EXHIBIT 99.4

For Immediate Release

TAG:  Jacobs Entertainment Seeks County Approval for Resort Casino and Hotel in Diamondhead

DIAMONDHEAD, Miss. — Jacobs Entertainment Inc. (JEI)  has filed an application with Hancock County to rezone property in Diamondhead to waterfront district, as part of the Company’s plan to build a casino resort and hotel south of Interstate 10.

Jacobs Entertainment proposes building a 100,000-square-foot building with 40,000 square-feet of gaming space. The resort would also include an entertainment venue, three restaurants, meeting and retail space while featuring a 250 room hotel. The project would be easily accessed from I-10 with a boulevard entrance from Gex Drive. The project is subject to all necessary approvals from the Mississippi Gaming Commission as well as necessary financing.

The Company has also acquired a majority interest in the Harbor House, a 37-unit condominium development on the Bay of St. Louis that was destroyed during Hurricane Katrina. The casino resort and hotel project will serve as the catalyst for the redevelopment of Harbor House, as well.

Jacobs Entertainment owns and operates casinos in Nevada, Colorado and Louisiana. It also owns and operates Colonial Downs, the only horse track in Virginia and home of the Virginia Derby, and nine related off-track wagering centers. In addition, the Company owns an interest in Mountaineer Park, a West Virginia-based gaming company that owns and operates casinos in Pennsylvania and West Virginia.

For More Information:

Reed Guice	Stephen Roark, President
Guice Agency.	Jacobs Entertainment, Inc.

Tel: 228-435-0400

Tel: 303-215-5200

E-mail:reed@guiceagency.com	E-mail:sroark@bhwk.com